FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (“First Amendment”) is entered into on August 17, 2007, and effective July 16, 2007 (“First Amendment Effective Date”), and amends the Employment Agreement effective March 1, 2007 (“Employment Agreement”), between Intervoice, Inc., a Texas corporation (“Intervoice”) and Michael J. Polcyn (“Executive”). This First Amendment is entered into between Intervoice and the Executive at the Executive’s request.
1. Definitions and Unaffected Provisions. All terms used herein shall have the meanings ascribed to them in the Employment Agreement. Except as otherwise expressly provided in this First Amendment, all provisions of the Employment Agreement shall remain in full force and effect.
2. Position and Duties.
     (a) Position. Commencing on the First Amendment Effective Date and during the remainder of the Employment Term, the Executive shall continue to serve as the Senior Vice President Engineering and Chief Technology Officer of Intervoice with the same responsibilities and reporting relationships.
     (b) Duties. Commencing on the First Amendment Effective Date and during the remainder of the Employment Term, the Executive shall be on a normal work schedule of 32 hours per week, and classified in Intervoice’s salary system as “full-time, Alternate Work Schedule” or such other equivalent classification as may exist from time to time. The Executive shall devote his full working time, skill, and attention and best efforts to the business and affairs of Intervoice to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to the Employment Agreement and this First Amendment, except for usual, ordinary, and customary periods of vacation, and absence due to illness or other disability.
3. Compensation and Related Matters.
     (a) Base Salary. Commencing on the First Amendment Effective Date, the Base Salary of the Executive shall be 50% of the amount specified in the second sentence of Paragraph 5(a) of the Employment Agreement.
     (b) Annual Incentives, Long-term Incentives, and Benefits. Commencing on the First Amendment Effective Date and during the remainder of the Employment Term, the Executive’s participation in Intervoice’s annual incentive bonus program(s), long-term incentive plan(s), and employee benefit plans, programs, and arrangements shall be as and to the extent provided under the terms of each applicable program, plan, and arrangement for senior executives who are working on a full-time, Alternate Work Schedule at the level of 32-hours per week.

     IN WITNESS WHEREOF, Intervoice has caused this First Amendment to Employment Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this First Amendment to Employment Agreement, effective as of the date first set forth above.

INTERVOICE, INC.		MICHAEL J. POLCYN

By:	/s/ Robert E. Ritchey	/s/ Michael J. Polcyn

Robert E. Ritchey

President and Chief Executive Officer